Exhibit 10.11

FIRST DATA CORPORATION
SEVERANCE/CHANGE IN CONTROL POLICY
(Management Committee Level)
As amended and restated effective January 1, 2015

1.Background and Purpose

This severance/change in control policy (the “Policy”) was established effective July 26, 2005 by First Data Corporation, a Delaware corporation (“FDC”), to enable FDC to offer a form of income protection to its Eligible Executives in the event their employment with the Company is involuntarily terminated other than for Cause. The Policy was also intended to secure for the benefit of the Company the services of the Eligible Executives in the event of a Change in Control without concern for whether such executives might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such executives the opportunity to protect the share value they have helped create as of the date of any Change in Control and offering income protection to such executives in the event their employment terminates involuntarily or for Good Reason in connection with a Change in Control.

On September 24, 2007 (the “Closing Date”), a Change in Control occurred by reason of the consummation of the Agreement and Plan of Merger by and among New Omaha Holdings L.P., a Delaware limited partnership (“Parent”), Omaha Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, and First Data Corporation, a Delaware corporation, dated April 1, 2007 (the “Merger”). Effective September 24, 2007, this Policy has been amended and restated to reflect the Merger, provided that as to any Eligible Executive who is not party to a Stock Option Agreement with respect to any option granted under the Option Plan, this Policy shall be applied without regard to the September 24, 2007 amendment and restatement.

This Policy shall constitute a “welfare plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be construed in a manner consistent with such intent. To the extent the Company determines, in its sole discretion, that the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may apply to this Policy, the Company shall adopt amendments to the Policy or adopt other procedures or take any other actions that it determines are necessary or appropriate to either exempt this Policy from Code Section 409A or to comply with the requirements of Code Section 409A, including without limitation amendments, procedures and actions with retroactive effect. Notwithstanding the foregoing, any actions taken by the Company in this regard shall preserve to the maximum extent possible the benefits for Eligible Executives contemplated in this Policy.

2.Effective Date

The effective date of this Policy as amended and restated is January 1, 2015 (the “Effective Date”).

3.Definitions

(i)“Base Salary” means the Eligible Executive's current annualized rate of base cash compensation paid on each regularly scheduled payday for the executive's regular work schedule as of his or her Termination Date and is calculated to include any before-tax contributions that are deducted for Company benefit plan purposes. Base Salary does not include taxable or nontaxable fringe benefits or awards, vacation, performance awards, bonus, commission or other incentive pay, or any payments which are not made on each regular payday, regardless of how such payments may be characterized.

(ii)“Board” means the Board of Directors of FDC.

(iii)“Cause” shall have the meaning ascribed to it in the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates (the “Option Plan”) or any Stock Option Agreement awarding stock options thereunder to which the Eligible Executive is a party.

(iv)“Change in Control” shall have the meaning ascribed to it in the Option Plan.

(v)“Company” means FDC or its subsidiaries or any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of FDC.

(vi)“Disability” shall have the meaning ascribed to it under the Option Plan or any Stock Option Agreement awarding stock options thereunder to which the Eligible Executive is a party.

(vii)“Eligible Executive” means an individual who is a member of the Company’s Management Committee unless such individual is eligible, by virtue of an acquisition agreement or otherwise, to receive severance, termination, or similar benefits under another policy, plan, program, or agreement.

(viii)“Good Reason” shall have the meaning ascribed to it under the Option Plan or any Stock Option Agreement awarding stock options thereunder to which the Eligible Executive is a party.

(ix)“Severance Benefits” are the benefits payable to an Eligible Executive pursuant to this Policy, other than the Change in Control-related benefits referenced in Sections 8 hereof.

(x)“Severance Period” means the period for which Severance Benefits will be paid as reflected in Section 7 commencing on an Eligible Executive’s Termination Date.

(xi)“Termination Date” is the date on which the Eligible Executive's employment with the Company terminates for a reason set forth under Section 5.

(xii)“Years of Service” are the number of full years of uninterrupted service as an Eligible Executive up to his or her Termination Date. Partial years of service are not taken into account for purposes of this Policy. Years of Service also include time spent on Company-approved leave of absences, provided that no more than one (1) cumulative Year of Service will be credited for such leave of absences.

4.Eligibility

All Eligible Executives are eligible for benefits under this Policy.

5.Eligible Termination Reasons

An eligible termination reason is any involuntary separation of service with the Company other than for Cause or Disability, or any voluntary separation of service by the Eligible Executive for Good Reason.

6.Non-Eligible Termination Reasons

A non-eligible termination reason is any reason for termination that is not an eligible termination reason under Section 5.

7.Severance Benefits

The provisions of this Section are subject, without limitation, to the provisions of Section 9 hereof.

(i)Severance Pay. If an Eligible Executive's employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, the Company shall pay the following amounts:

(a)an amount equal to the product of (i) the sum of the executive's Base Salary and the bonus paid to the executive, if any, pursuant to the Company's Senior Executive Incentive Plan (or the bonus plan then applicable to the executive) for the year immediately preceding the year in which the Termination Date occurs, and (ii) one (1) year (the “Severance Period”) ; plus

(b)A pro-rata portion of the bonus paid to the Eligible Executive pursuant to the Company’s Senior Executive Incentive plan (or the bonus plan then applicable to the executive) for the year immediately preceding the year in with the Termination Date occurs. Such payment shall be based on the portion of the year the Eligible Executive was actively employed by the Company. Any such bonus payment will be made within 30 days of the Eligible Executive signing their Agreement & Release (but no later than March 15th of the calendar year following the Termination Date).

(ii)Continued Benefits Coverage. If an Eligible Executive's employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, subject to the terms of any applicable plan documents and the remaining provisions of this subsection, the Company shall provide the Eligible Executive (and his or her dependents) for the duration of the Severance Period with all welfare benefits coverage which the Eligible Executive (or his or her dependents) was participating in or receiving as of the Termination Date. The cost to the Eligible Executive of such coverage and the terms and conditions of such coverage during the Severance Period shall be the same as those applicable to similarly situated active employees during such period. Notwithstanding the foregoing, after the expiration of the first year of the Severance Period, the Eligible Executive (and his or her dependents) shall lose Company-sponsored group health coverage unless a timely election is made for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). The Company shall pay to the Eligible Executive, as an additional Severance Benefit, a lump sum approximately equal to the difference in cost between COBRA premiums and active employee premiums for period of time remaining, if any, in the Severance Period of COBRA coverage calculated by the Company in its discretion as of the Termination Date, which payment shall constitute taxable income to the Eligible Executive and which shall be paid no later than the 30th day following the expiration of the first year of the Severance Period. An Eligible Executive receiving Severance Benefits under this Policy shall also be entitled to receive during the Severance Period any financial planning benefits which the Eligible Executive was receiving as of the Termination Date, but shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, the executive's continued benefits coverage under this subsection shall cease as of the date the executive becomes eligible to receive such benefits under a subsequent employer's benefit programs. Eligible Executives receiving Severance Benefits under this Policy are not eligible to continue contributions to the Company's qualified retirement plans or nonqualified deferred compensation program.

(iii)Incentive Awards. If an Eligible Executive's employment with the Company is terminated after the Effective Date for any reason set forth in Section 5, outstanding cash incentive awards granted to the Eligible Executive that are eligible to become fully vested and payable solely contingent upon the Eligible Executive's continued employment and the passage of time shall continue to vest and be payable in accordance with their terms, notwithstanding the executive's earlier termination of employment.

8.Certain Additional Payments

(i)Notwithstanding anything to the contrary set forth herein, but subject to clause (v) below, if it is determined that any payments or benefits provided by the Company to or on behalf of an Eligible Executive (whether pursuant to the terms of this Policy or otherwise) (any such payments or benefits being referred to in this Section as “Payments”), but determined without taking into account any additional payments required under this Section, would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Eligible Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively referred to herein as the “Excise Tax”), then the Eligible Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount so that after payment by the Eligible Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it is determined that the Eligible Executive is entitled to a Gross-Up Payment, but that the Payments to the Eligible Executive do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment will be made to the Eligible Executive and the Payments shall be reduced to the Reduced Amount. In such event, the reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; and (iii) reduction of employee benefits. If acceleration of vesting of compensation from an Eligible Executive's equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant, unless the Eligible Executive elects in writing a different order for cancellation, provided, however, such election by the Eligible Executive shall apply only to equity awards that do not constitute nonqualified deferred compensation within the meaning of Code Section 409A.

(ii)Subject to the provisions of Section 8(iii), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, will be made by the independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Executive within fifteen (15) calendar days after the date on which the Eligible Employee's right to Payment is triggered (if requested at that time by the Company or the Eligible Executive) or such other time as requested by the Company or the Eligible Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Eligible Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Eligible Executive, it shall furnish the Eligible Executive with a written opinion that no Excise Tax will be imposed. Any good faith determination by the Accounting Firm shall be binding upon the Company and the Eligible Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(iii) and the Eligible Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Eligible Executive within five days of receipt of the Accounting Firm’s determination.

(iii)The Eligible Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Eligible Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Eligible Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Eligible Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Executive in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Executive shall:

(a)give the Company any information reasonably requested by the Company relating to such claim;

(b)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)cooperate with the Company in good faith in order effectively to contest such claim; and

(d)permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Eligible Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Eligible Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Executive on an interest-free basis and shall indemnify and hold the Eligible Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(iii), the Eligible Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Eligible Executive shall (subject to the Company's complying with the requirements of Section 8(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Executive of an amount advanced by the Company pursuant to Section 8(iii), a determination is made that the Eligible Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Eligible Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)This Section 8 shall not apply with respect to any Payment that would otherwise be subject to the Excise Tax if such Excise Tax would be avoided by obtaining stockholder approval of the Payment in the manner prescribed by Section 280G of the Code and regulations thereunder.

(vi)Any payments that the Company is required to pay to or on behalf of the Executive pursuant to this Section 8 shall be paid within the time periods specified under Section 8; provided, that in no event shall such payments be made later than the end of the calendar year following the calendar year in which the corresponding taxes are remitted.

9.Requirement of Release

The provision of Severance Benefits under this Policy is conditioned upon the Eligible Executive timely signing an Agreement and Release (in a form satisfactory to the Company) which will include restrictive covenants and a comprehensive release of all claims. The Eligible Executive must sign the Agreement and Release within fifty (50) days following the date of the termination of the Eligible Executive’s employment (which Agreement and Release shall be delivered to the eligible Executive within five (5) days following the date of such termination). In this Agreement and Release, the Eligible Executive will be asked to release the Company and its employees from any and all claims the Eligible Executive may have against them, including but not limited to any contract, tort, or wage and hour claims, and any claims under Title VII, the ADEA, the ADA, ERISA, and other federal, state or local laws. Under the Agreement and Release, the Eligible Executive must also agree not to solicit business similar to any business offered by the Company, not to recruit, solicit, or encourage any employee to leave their employment with the Company, not to disclose any of Company's trade secrets or confidential information, and not to disparage the Company or its employees in any way. These obligations are in addition to any other non-solicitation, noncompete, nondisclosure, or confidentiality agreements the Eligible Executive may have executed while employed by the Company. Should the Eligible Executive violate any applicable confidentiality, non-competition and non-solicitation provisions following receipt of Severance Pay, or should the Company discover after termination that the executive engaged while employed by the Company in conduct that would have resulted in a termination for Cause, the Company shall be entitled to immediately cease payment of any remaining severance benefits under this Policy and to repayment by the executive of 90% of the total amount of Severance Pay (provided under Section 7) the Eligible Executive has, as of such date, received under this Policy.

10.Method of Payment

With respect to cash Severance Benefits which are excludible from the requirements of Code Section 409A under the involuntary separation pay exception of Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “Excludible Amount”), the Company reserves the right to determine whether the Excludible Amount shall be paid to an Eligible Executive under the Policy in a single lump sum or in substantially equal installments, and to choose the timing of such payments; provided that a lump sum shall be paid within one (1) month following the Eligible Executive’s Termination Date, and installments shall commence no later than the second month following the Eligible Executive’s Termination Date (or, if later, the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable), and shall be paid in full no later than the end of the Severance Period. Any cash Severance Benefits in excess of the Excludible Amount (the “Excess Amount”) payable to an Eligible Executive under the Policy shall be paid in substantially equal monthly installments; provided that the installments shall commence no later than the second month (which shall be in all cases within 90 days) following the Eligible Executive’s Termination Date (or, if later, the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable), and shall be paid in full no later than the end of the Severance Period. Notwithstanding the foregoing, in no event shall payment of any Severance Benefit be made prior to the Eligible Executive’s Termination Date or prior to the effective date of the Agreement and Release described in Section 9 above or (prior to the earliest date the Company determines will not result in a violation of Code Section 409A, if applicable). Notwithstanding the foregoing, with respect to the Excess Amount, if termination of the Eligible Executive’s employment occurs within fifty (50) days of the end of the calendar year, the first payment will be made on the later of (I) the effective date of the Agreement and Release, or (II) January

2 of the year following the year in which termination of Eligible Executive’s employment occurs; and provided further that the first payment shall include any amounts that would have otherwise been due prior to the date of first payment. If an Eligible Executive dies after becoming eligible for Severance Benefits and executing an Agreement and Release but before full receipt of all cash Severance Benefits, the remaining cash Severance Benefits (which shall include both the Excludible Amount and the Excess Amount) will be paid to the Eligible Executive’s estate in one lump sum within ninety (90) days (but no later than the end of the Severance Period) of the Eligible Executive’s death. If an Eligible Executive dies after becoming eligible for Severance Benefits but before executing an Agreement and Release, his or her estate or representative may not execute an Agreement and Release and no Severance Benefits with respect to the Eligible Executive are payable under this Policy. All payments under this Policy will be net of amounts withheld with respect to taxes, offsets, or other obligations.

11.Offsets

The Company may, in its discretion and to the extent permitted under applicable law and Code Section 409A, offset against the Eligible Executive's benefits under this Policy any other severance benefits payable to the Eligible Executive by the Company, the value of unreturned property, and any outstanding loan, debt or other amount the Eligible Executive owes to the Company. The Company may recover any overpayment of benefits made to an Eligible Executive or an Eligible Executive's estate under this Policy or, to the extent permitted by applicable law, offset any other overpayment made to the Eligible Executive against any Policy benefits or other amount the Company owes the Eligible Executive or the Eligible Executive's estate.

12.Outplacement

In the Committee's sole and absolute discretion, Eligible Executives who are eligible for Severance Benefits under the Policy also may be eligible for outplacement services selected by the Company. Eligibility for, and the scope of any, outplacement services will be determined in the sole discretion of the Committee. Under no circumstances will Eligible Executives be eligible to receive a cash payment in lieu of outplacement services.

13.Re-employment and Other Employment

In the event an Eligible Executive is re-employed by the Company prior to the commencement of or within the Severance Period, the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Benefits will no longer be payable under this Policy. Subject to Section 9 of this Policy, if an Eligible Executive obtains employment (other than with the Company) while receiving Severance Benefits, the Eligible Executive will continue to receive any remaining cash Severance Benefits in accordance with the payment schedule then in effect, but, except as otherwise required under applicable law, he or she will no longer be eligible to receive continued benefits under Section 7(b) of this Policy as of the date the executive becomes eligible to receive such benefits under a subsequent employer's benefit programs.

14.Funding

This Policy is not funded, and payment of benefits hereunder is made from the general assets of the Company.

15.Administration

This Policy shall be administered by the Committee, which as the Named Fiduciary shall have the absolute discretion and exclusive right to interpret, construe and administer the Policy and to make final determinations on all questions arising under the Policy, including but not limited to questions concerning eligibility for, the amount of and receipt of Policy benefits. All decisions of the Committee will be conclusive, final and binding upon the parties.

16.Amendment or Termination of the Policy

The Company reserves the right to amend or terminate this Policy at any time in its sole discretion, provided, however, that during the period commencing on the Closing and ending on the 36 month anniversary of a Change in Control (other than the Merger), the Company shall not amend or terminate this Policy without the consent of each affected Eligible Executive.

17.Limitation on Individually Negotiated Severance Arrangements

As of the Effective Date, this Policy is intended to be the sole source of severance and change in control benefits for Eligible Executives. Absent prior Board approval, no individual agreement shall be entered into with any Eligible Executive or any person being considered for promotion or hire as an Eligible Executive which would provide severance or change in control-type benefits.

18.Miscellaneous

No executive vests in any entitlement to or eligibility for benefits under this Policy until he or she has satisfied all requirements for eligibility and the conditions required to receive the benefits specified in this Policy have been satisfied. No interest accrues on any benefit to which an Eligible Executive may be entitled under this Policy. Eligible Executives cannot assign or pledge any benefits that they are eligible for under this Policy. Subject to state and federal law, no creditor may attach or garnish any Eligible Executive's Policy benefits. This Policy does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will, and may be terminated by either the Company or the Eligible Executive at any time for any reason.

19.Review Procedure

Executives eligible to receive benefits under this Policy will be notified of such eligibility as soon as administratively practicable after the event occurs which gives rise to the provision of Policy benefits. If an executive who believes he or she is eligible to receive Policy benefits does not receive such notice or disagrees with the amount of benefits set forth in such notice, or if an executive is informed that he or she is not eligible for benefits under this Policy, the executive (or his or her legal representative) may file a written claim for benefits with the Company's senior human resources executive or such other officer or body designated by the Committee for this purpose. The written claim must include the facts supporting the claim, the amount claimed, and the executive's name and mailing address.

If the claim is denied in part or in full, the Company's senior human resources executive (or other designated officer or body) will notify the executive by mail no later than 90 days (or 180 days in special circumstances) after receipt of the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Policy on which the denial is based, a description of any additional information or material required by the Committee to consider the claim if applicable, as well as an explanation as to why such information or material is necessary, an explanation of the Policy's review procedures and the time limits applicable to such procedures, and the executive's right to bring a civil action under ERISA Section 502(a) in the event of an adverse determination upon review.

An executive (or his or her legal representative) may appeal the denial by filing a written appeal with the Committee. The written appeal must be received no later than 60 days after the executive or legal representative received the notice of denial. During the same 60-day period, the executive or legal representative may have reasonable access to pertinent documents and may submit written comments and supporting documents, records and other materials to the Committee. The Committee will review the appeal and notify the executive or legal representative by mail of its final decision no later than the next regularly scheduled Committee meeting, or if the appeal is received less than 30 days before such meeting, the second regularly scheduled meeting after the Committee receives the written appeal.

20.Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A. Further, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service of an Eligible Executive within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Notwithstanding any provision of the Plan to the contrary, if an Eligible Executive is a “specified employee” within the meaning of Code Section 409A at the time of termination of employment, to the extent necessary to comply with Code Section 409A, any payment required under this Plan shall be delayed for a period of six (6) months after termination of employment pursuant to Code Section 409A, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum within ten (10) days after the end of the six (6) month period. If the Eligible Executive dies during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Code Section 409A shall be paid to the personal representative of the Eligible Executive’s estate within ninety (90) days after the date of the Eligible Executive’s death. For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with the provisions of Code Sections 416(i) and 409A.

21.Rights Under the Employee Retirement Income Security Act (ERISA)

As a participant in the Policy, an Eligible Executive is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), which provides that all Policy participants shall be entitled to:

Receive Information About The Policy And Benefits

The executive may examine, without charge, at the plan administrator's office and at other specified locations such as worksites, all documents governing the plan and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

The executive may obtain, upon written request to the plan administrator, copies of documents governing the operation of the Policy including copies of the latest annual report (Form 5500 Series). The administrator may make a reasonable charge for the copies.

The executive may receive a summary of the plans' annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Policy Fiduciaries

In addition to creating rights for Policy participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Policy participants and beneficiaries. No one, including an executive's employer or any other person, may fire an executive or otherwise discriminate against an executive in any way to prevent such executive from obtaining a welfare benefit or exercising his or her rights under ERISA.

Enforcement of Rights

If an executive's claim for benefits is denied or ignored, in whole or in part, the executive has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps that can be taken to enforce the above rights. For example, if an executive requests a copy of Policy documents or the latest annual report from the Policy and does not receive them within 30 days, the executive may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials, and pay the executive up to $110 a day until the executive receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If an executive has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or Federal Court. If it should happen that the Policy fiduciaries misuse the plan's money, or if an executive is discriminated against for asserting his or her rights, the executive may seek assistance from the U.S. Department of Labor, or may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If the executive is successful the court may order the person the executive has sued to pay these costs and fees. If the executive loses, the court may order the executive to pay these costs and fees, for example, if it finds the executive's claim is frivolous.

Assistance With Questions

An executive who has questions about the Policy should contact the plan administrator. If an executive has any questions about this statement or about his or her rights under ERISA, or if the executive needs assistance in obtaining documents from the plan administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, D.C. 20210. The executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publication's hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

The details on the following pages are provided for the Eligible Executive's information and possible use.

Name of Policy
First Data Corporation Severance/
Change in Control Policy
(Management Committee Level)

Type of Policy
Welfare

Policy Year
1/1 to 12/31

Type of Policy Administration
Self-Administered

Policy Sponsor
First Data Corporation
6200 S. Quebec Street
Greenwood Village, CO 80111

Plan Administrator
Governance, Compensation & Nominations Committee (the “Committee”)
of the Boards of Directors of First Data Corporation
c/o First Data Corporation
Office of the General Counsel
6200 S. Quebec Street, Suite 320
Greenwood Village, CO 80111

Agent for Service of Legal Process
First Data Corporation
Office of the General Counsel
6200 S. Quebec Street, Suite 320
Greenwood Village, CO 80111

In addition, service of legal process may be made upon the Plan Administrator.

Identification Number (Policy Sponsor)
47-0731996

THIS DESCRIPTION OF THE FIRST DATA CORPORATION SEVERANCE/CHANGE IN CONTROL POLICY FOR MANAGEMENT COMMITTEE-LEVEL PARTICIPANTS SERVES AS THE OFFICIAL PLAN DOCUMENT AND AS THE LEGAL SUMMARY PLAN DESCRIPTION.